Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Establishes New Secured Revolving Credit Facility

PEKIN, IL, (March 23, 2007) – Aventine Renewable Energy Holdings, Inc. (NYSE:AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today announced the establishment of a new senior secured revolving credit facility.  The Company, through certain of its indirect subsidiaries (Aventine Renewable Energy, Inc., Aventine Renewable Energy – Mt Vernon, LLC and Aventine Renewable Energy – Aurora West, LLC), has established a new five-year $200 million senior secured revolving credit facility that may, under certain circumstances, increase in amount up to $300 million.  The facility will be funded by a consortium of banks, led by JPMorgan Chase Bank, N.A.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces of distillers grains, corn gluten feed, corn germ and brewers’ yeast.

Internet address is www.aventinerei.com.